EXHIBIT 21.1


SUBSIDIARIES OF THE COMPANY

      NEMA Properties, LLC, ("NEMA") is a wholly-owned subsidiary of Registrant. NEMA is organized under the laws of the State of Nevada and is doing business under the name NEMA Properties, LLC.

      Amen Minerals, L.P., is owned 99% by NEMA as the sole limited partner and 1% by Amen Properties, Inc., as the sole general partner, and is organized under the laws of the State of Delaware and the Limited Partnership is doing business under the name Amen Minerals, L.P.

      Amen Delaware, L.P. is owned 99% by NEMA as the sole limited partner and 1% by Amen Properties, Inc., as the sole general partner, and is organized under the laws of the State of Delaware and the Limited Partnership is doing business under the name Amen Delaware, L.P.

      W Power and Light, L.P. is owned 99% by NEMA as the sole limited partner and 1% by Amen Properties, Inc., as the sole general partner, and is organized under the laws of the State of Delaware and the Limited Partnership is doing business under the name W Power and Light, L.P.








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